EXHIBIT 99

                                                  FOR IMMEDIATE RELEASE

                  MARCH 17, 2000
                  THOMAS S. IRWIN (954) 987-4000 EXT. 2005
                  VICTOR H. MENDELSON (305) 374-1745 EXT. 223


             HEICO CORPORATION AND PRATT & WHITNEY SETTLE LITIGATION

HOLLYWOOD, FL and MIAMI, FL - HEICO CORPORATION (NYSE: HEI and HEI.A) today announced that it has settled all outstanding litigation with United Technologies Corp. and its Pratt & Whitney Division. The 10-year old litigation was filed in 1989, before current management assumed control of HEICO. As part of the settlement, HEICO will receive a permanent license to make and sell parts which were the subject of the litigation, and will pay United a pre-paid sum for such license. HEICO stated that it does not expect the settlement to materially affect its earnings or financial condition.

HEICO Corporation is engaged in certain niche segments of the aerospace, aviation and defense industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Aviation Products Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense contractors and military agencies worldwide, including the United States Air Force, Navy and NASA. HEICO has developed and successfully employs programs which emphasize Synchronous and Flow Manufacturing, Lean Production principles, Equipment Enhancement and Process Improvements to enhance its manufacturing operations and has followed highly focused marketing and product development programs to greatly expand product offerings and marketing reach following acquisitions. For more information concerning HEICO, please see our World Wide Web site at: HTTP://WWW.HEICO.COM/

Certain matters discussed in this press release include forward looking statements which involve risks and uncertainties. The Company's actual experience may differ materially from that discussed as a result of factors, including, but not limited to, lower commercial air travel, product specifications costs and requirements, governmental and regulatory demands, and economic conditions within and outside of the aerospace, aviation and defense industries. Parties receiving this material are encouraged to review all filings of the Company with the Securities and Exchange Commission, including, but not limited to filings on Forms S-3, Forms 10-K and Forms 10-Q.